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                                                                   Exhibit 12(a)



                        [Letterhead of Baker & McKenzie]



                                  May 16, 1997



INTRUST Funds Trust
3435 Stelzer Road
Columbus, Ohio  43219

SEI Tax Exempt Trust
680 East Swedesford Road
Wayne, Pennsylvania  19807

     Re:  Reorganization of SEI Tax Exempt Trust with and into
          INTRUST Funds Trust

     We have acted as counsel to INTRUST Kansas Tax-Exempt Bond Fund (the "Acquiring Fund"), a series of INTRUST Funds Trust, a Delaware business trust, in connection with the Agreement and Plan of Reorganization, dated as of March 10, 1997, (the "Agreement"), by and between the SKI Kansas Tax-Free Income Portfolio (the "Acquired Fund"), a Massachusetts business trust, and the Acquiring Fund. The Agreement provides, among other things, for the reorganization of the Acquired Fund with the Acquiring Fund (the "Reorganization") and for outstanding shares of the Acquired Fund to be cancelled and converted to Acquiring Fund stock. This opinion is being rendered pursuant to Section 8.5 of the Agreement. Capitalized terms used but not defined herein have the meanings as specified in the Agreement.

     Acquired Fund and Acquiring Fund have requested our opinion as to certain of the United States federal income tax consequences of the Reorganization. In preparing our opinion, we have reviewed and relied upon: (1) the Agreement, (2) Form N-14, filed on February 21, 1997 with the Securities and Exchange Commission, (3) certain representations made by representatives of the Acquired
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Fund, (4) certain representations made by representatives of the
Acquiring Fund, and (5) other documents as we deemed necessary.

     In addition, in preparing this opinion we have assumed that (1) the Reorganization will be effected in accordance with the terms of the Agreement,
(2) representations made by Acquiring Fund and Acquired Fund are true and accurate in all material respects, and (3) there will be no change in any of the facts material to this opinion between the date of this opinion and the Closing Date. We have not made any independent investigation of any of the facts material to this opinion, other than as discussed above.

     Our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the currently applicable Treasury Regulations promulgated under the Code, published administrative positions of the Internal Revenue Service and judicial decisions. Such authorities are subject to change, either prospectively or retroactively. No assurances can be provided as to the effect of any such change upon the opinion given herein. Our opinion represents our best legal judgment as to the United States federal income tax consequences of the Reorganization, it is not, however, binding on the Internal Revenue Service or the courts.

     This opinion may not be relied upon after the Closing Date, unless this opinion has been updated at such time.

     On the basis of the foregoing, it is our opinion that:

     1. The acquisition by Acquiring Fund of substantially all of the assets of Acquired Fund solely in exchange for Acquiring Fund Shares and Acquiring Fund's assumption of Acquired Fund liabilities followed by the distribution of Acquired Fund of Acquiring Fund Shares to the shareholders, in complete liquidation, will constitute a reorganization within the meaning of Section 368. Additionally, Acquiring Fund and Acquired Fund will each be "a party to a reorganization" within the meaning of Section 368(b).

     2. Acquired Fund will recognize no gain or loss on its transfer of substantially all of its assets and liabilities to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of
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          Acquired Fund liabilities. Also, Acquired Fund will recognize no gain or loss on the distribution to its shareholders of the Acquiring Fund Shares that Acquired Fund will receive in the transaction.

     3. Acquiring Fund will not recognize any gain or loss on the receipt of Acquired Fund's assets in exchange for Acquiring Fund Shares.

     4. Acquiring Fund's tax basis in the assets of Acquired Fund received in the Reorganization will equal Acquired Fund's tax basis in the assets immediately before the Reorganization.

     5. Acquiring Fund's holding period in the assets received in the Reorganization will include the period during which Acquired Fund held the assets.

     6. Shareholders of Acquired Fund will recognize no gain or loss on their receipt of Acquiring Fund Shares in exchange for their Acquired Fund Class A Shares.

     7. The tax basis of Acquiring Fund Shares received by each Acquired Fund shareholder in the Reorganization will equal the basis of such shareholder's Acquired Fund Class A Shares surrendered in the exchange therefor.

     8. An Acquired Fund shareholder's holding period of the Acquiring Fund Shares received in the Reorganization will include the period that the shareholder held the Acquired Fund Class A Shares exchanged therefor, provided that the shareholder held such shares as a capital asset on the date of the exchange.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the INTRUST Funds Trust's Registration Statement.


                                   Respectfully Submitted,


                                   /s/ BAKER & MCKENZIE


VMAquilino/SDConlon